Exhibit 10.17

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

October 15, 2006

Fairway Exploration LLC. 27981 Man O War Trail Evergreen, CO 80439 Attn: Mr. Steve Swanson	0770890 B.C. Ltd Suite 1003, 409 Granville Street Vancouver, BC V6C 1T2
Prospector Oil, Inc. 2812 First Avenue North, Suite 307 Billings, MT 59101 Attn: Mr. Richard “Dick” Findley

RE: Pebble Beach Prospect Acquisition Agreement

Gentlemen:

Eternal Energy Corp. (“EERG”) and 0770890 B.C. Ltd (“Newco”) hereby offer to purchase all right, title and interest of Fairway Exploration LLC (“Fairway”) in the captioned prospect in Western Canada outlined on a schedule identified as Exhibit “A” which has been delivered herewith, initialed by the signatories to this Agreement for reference and which forms a part hereof but which is not attached for reasons of confidentiality, (the “Prospect”) subject to the following terms and conditions. EERG, Newco, Prospector Oil, Inc. (“POI”) and Fairway may sometimes be referred to herein collectively as the “Parties.” In consideration of the mutual agreements contained herein, the Parties agree as follows:

1) Fairway hereby agrees to sell all right, title and interest in and to the Prospect as outlined on Exhibit A to EERG and Newco. The Parties acknowledge that Fairway engaged the services of POI to assist Fairway in analyzing the logs and other data respecting the Prospect and that POI has intimate knowledge of the Prospect. Each of Fairway and POI hereby represents and warrants to EERG and Newco that it has not disclosed the Prospect to any third parties, recommended to any third parties that they submit a bid in connection with the Sale (as defined in section 3 below) or in connection with the sale of any lands in the area of the lands which are the subject of the Sale. Fairway and POI further represent and warrant that they are working and will work exclusively with the Parties hereto during the term hereof and they are not participating with any other parties directly or indirectly to submit a bid in connection with the Sale. In conjunction therewith, Fairway agrees to provide, no later than January 1, 2007, EERG and Newco each with one digital copy and two hard copy sets of the following information:

Fairway Exploration, LLC
October 15, 2006

•
Prospect maps including, but not limited to, isopach maps of the potential pay zone and underlying formations, net porosity maps and resistivity maps of the potential pay zones defining the prospective limits and a map of available leasehold.

•	All logs of every well penetrating the prospective zone of interest copied from the top of the [***].

•	Well tickets for every well penetrating the prospective zone of interest.

•	Various cross sections documenting the regional facies distributions of the prospective pay zone throughout the Prospect as outlined on Exhibit A.

•	Maps, logs and data documenting the [***] as a similar analog to the Prospect.

•	Scoping economics for the Prospect.

•	Detailed geologic writeup of the Prospect.

•	Copies of various literature documenting other [***] producing fields and other possible analog fields from around the world.

The intent is for Fairway to deliver to EERG any and all materials necessary to fully document the Prospect in order to best develop an exploration and development strategy and to be able to provide same to any interested potential new partners or investors.

2) Fairway, in conjunction with EERG and Newco, will provide maps and data as necessary to facilitate the nomination of an additional 200,000 acres for licensing at the February 2007 land sale by the Province identified in Exhibit “A” with respect to lands falling within the Prospect area set out in Exhibit “A”. The parties hereto acknowledge that such nominations must be made prior to October 25, 2006.

Fairway Exploration, LLC
October 15, 2006

3)	In consideration for the above, EERG, Newco, and their successors or assigns, agree to:

•	Pay Fairway the sum of US Two Hundred Fifty Thousand Dollars (US$250,000.00) as an initial prospect fee. This initial fee has already been paid to Fairway by or on behalf of EERG; and

•
Make a minimum bid or cause a minimum bid to be made of CDN$100 per acre for a License Block to be identified in writing and a minimum of CDN$25 per acre for a second License Block to be identified in writing at the October 17, 2006 lease sale to be held by the province identified in Exhibit “A” (the “Sale”). In the event EERG, Newco or, any of their assignees, are the successful bidders on either or both of the Licenses described above, EERG and Newco further agree:

•	to pay Fairway an additional US Two Hundred Fifty Thousand Dollars (US$250,000.00) as an additional prospect fee on or before October 24, 2006.

•
during the term hereof, to pay Fairway a fee of US$5 per net acre for any Prospect acreage acquired by, or on behalf of, EERG and Newco, or their successors and assignees, which is in addition to the two Licenses described above.

•
to assign, or to provide, to Fairway a proportionate five percent (5%) overriding royalty interest on all acreage acquired in the Prospect. The 5% overriding royalty interest will be payable on the first 100,000 barrels of gross production; thereafter, the 5% overriding royalty interest will be reduced to a proportionate three (3%) overriding royalty interest on all future production. The override will be calculated on a well-by-well basis.

•
to assign, or to provide, to POI a proportionate two percent (2%) overriding royalty interest on all acreage acquired in the Prospect. The 2% overriding royalty interest will be payable on the first 100,000 barrels of gross production; thereafter, the 2% overriding royalty interest will be reduced to a proportionate one percent (1%) overriding royalty interest on all future production. The override will be calculated on a well-by-well basis.

•
In the event EERG and Newco or any of their successors or assignees are not the successful bidders on either or both of the licenses described above, but subsequently acquire a license within the AMI, EERG and Newco agree to pay Fairway an additional US Two Hundred Fifty Thousand Dollars (US$250,000.00) as a one-time only additional prospect fee. This additional prospect fee shall be paid within one week of said acquisition.

4)	The effective date of this agreement is set out on the first page of this agreement. The term of this agreement will be for a period of seven (7) years from the effective date.

Fairway and POI agree to provide consulting services to EERG and Newco (or a U.S. subsidiary to be incorporated by it (“US Subco”) during the first two years of this agreement as reasonably requested by EERG and Newco/Subco to support the exploration and development of the Prospect. In this regard, Fairway and POI each agree to provide a minimum of forty (40) hours per month, if so requested, at no charge to EERG and Newco/Subco or their successors or assigns. In the event Fairway and POI are requested to provide consulting services for more than forty (40) hours per month, Fairway and POI will be entitled to a consulting rate of US$700.00 per day. Any consulting requested by EERG and Newco/Subco in excess of forty (40) hours per month will be by the mutual consent of the Parties.

Fairway Exploration, LLC
October 15, 2006

In conjunction with Fairway’s agreement to sell its interest in the Prospect to EERG and Newco, EERG and Newco agree to jointly develop the Prospect for the benefit of the Parties subject to the following general terms and conditions:

1.
Newco has been established for the sole purpose of acquiring the PNG rights to the lands comprising the Prospect and developing the Prospect. One hundred percent (100%) of the working interest in the Prospect will be owned by Newco as registered and beneficial owner.

2.
Newco agrees to pay one hundred percent (100%) of all the fees payable to Fairway as set forth above. Newco agrees to reimburse EERG for the US$250,000 refundable deposit, previously paid by, or on behalf of, EERG. Such reimbursement will be made by Newco upon execution of this agreement.

3.
Newco agrees to pay to EERG a fee of CDN$882,000 in connection with arranging the transactions contemplated by this Agreement. The fee shall be convertible at the option of EERG into non-assessable common shares of Newco such that the number of shares issuable to EERG on full conversion will constitute fifteen per cent (15%) of the issued and outstanding common shares of Newco calculated on a fully diluted basis after giving effect to Newco’s initial financing of CDN$5,000,000, whether such financing is by way of equity or convertible debt financing or a combination thereof; provided that the issue price or conversion price, as the case may be, shall not be less than the conversion price of EERG’s fee. Newco shall pay interest at the rate of 10% per annum on the fee, which interest shall be accrued and shall be due and payable on conversion or payment of the fee. EERG agrees that it shall not demand payment of the fee for a period of six (6) months or until there is a change of control of Newco other than as a result of one or more financings. The CDN$5,000,000 financing raised by Newco will be used, all or in part, to bid, as set forth above, at the upcoming Sale and as general working capital to run the business of Newco. It is understood and agreed by the Parties that all future financings will proportionately dilute all of the security holders of Newco.

Fairway Exploration, LLC
October 15, 2006

4.
EERG will be granted a five percent (5%) overriding royalty on all leases and licenses acquired by Newco, or its successors or assigns, in the Prospect. The override will be calculated on a well-by-well basis.

5.
EERG will be paid, by Newco or its successors or assigns, a “spud fee” in the amount of US$250,000 for each of the first eight (8) test wells (or re-entries) drilled on the Prospect in order to evaluate the geologic concept as presented by Fairway.

6.
If the party or parties involved in providing financing to Newco do so on a convertible loan basis but request that the shares of Newco be issued to them at a nominal price of $0.01 per share in order to reflect their proportionate interests and to maintain voting control of Newco, Newco will also issue a proportionate number of shares to EERG (the “Shares”) at the same nominal price to reflect EERG’s interest by way of the convertible fee (which, pursuant to section 3 above, will initially be fifteen percent (15%) based on a financing of $5,000,000 and will be diluted as additional financing is provided). In the event the Prospect is subsequently deemed to be non prospective by all the Parties, EERG agrees to reassign, sell and transfer the shares to Newco at EERG’s original nominal cost. ,

As previously discussed, Newco and Mr. Colby hereby agree to negotiate a separate mutually acceptable consulting agreement providing for Mr. Colby’s management of Newco and the exploration and development of the Prospect.

This agreement contains the entire understanding of the Parties with respect to the subject matter hereof and will supersede and replace any and all prior understandings and agreements. No Party may assign this Agreement without the prior written consent of all Parties. This Agreement will enure to the benefit of and be binding on the parties and their respective successors and permitted assigns.

If you agree to the foregoing terms and conditions, please so indicate by signing in the space provided below and returning one (1) originally signed duplicate of this letter to
Brad Colby at the letterhead address. This agreement may be executed in counterparts and delivered by hand, courier, mail, fax or scanned email, which will constitute effective execution and delivery.

(Rest of this page left blank intentionally blank. Agreement continues on next page)

Fairway Exploration, LLC
October 15, 2006

Should you have any questions, please contact Brad Colby at (303) 385-1230. Thank you in advance for your prompt reply.

Sincerely,

Eternal Energy Corp.

/s/ BRAD COLBY

Brad Colby
President

Agreed to and accepted as of the date first above written

Fairway Exploration LLC. By: /s/ STEVE SWANSON Steve Swanson	0770890 B.C. Ltd By: /s/ GERALD SHIELDS
Prospector Oil, Inc. By:/s/ RICHARD L. FINDLEY Richard L. “Dick” Findley